PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated January 5, 2006 and Prospectus dated January 3, 2006)	Registration No. 333-121363
KfW, Frankfurt/Main, Federal Republic of Germany
USD 10,000,000 Floating Rate Callable Notes due November 16, 2021
CUSIP: 48245AAR2
ISIN: US48245AAR23
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

Proceeds,
	Price to	Discounts and	before expenses
	Public(1)	Commissions	to KfW

Per Note Total	100.00% 100.00%	0% 0%	USD 1,000 USD 10,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expect to deliver the notes to investors on or about November 16, 2006.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

LEHMAN BROTHERS
October 27, 2006

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated January 5, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated January 3, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS

Issuer: KfW	Title of Securities: USD 10,000,000 Floating Rate Callable Notes due November 16, 2021

Aggregate Principal Amount: U.S.$10,000,000	Maturity Date: November 16, 2021

Original Issue Date: November 16, 2006	Initial Interest Rate: None

Interest Commencement Date: November 16, 2006	First Interest Payment Date: May 16, 2007

Final Redemption Price: 100.0%

Indexed Notes:
Details: 30-year Constant Maturity Swap Rate (“CMS 30YR”) and 2-year Constant Maturity Swap Rate (“CMS 2YR”)
Type of Floating Rate Note:
☑ Regular Floating Rate
Floating Rate of 8.125% p.a. times (N/D) as defined below
Interest Rate Basis/Bases:
☑ Other:
Interest Commencement Date to but excluding the Maturity Date: Interest will be calculated according to the following formula: 8.125% p.a. times (N/D)
Where:
“N” is the number of calendar days in each Interest Period for which CMS 30YR minus CMS 2YR is greater than or equal to 0.00%, subject to the Rate Cut-Off.
“D” is the total number of calendar days in each Interest Period.
“Interest Period” is the period from and including the Interest Commencement Date to but excluding the immediately following Interest Payment Date and thereafter any period from and including an Interest Payment Date to but excluding the next following Interest Payment Date:
“CMS 30YR” is, for any Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 30 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “30Y” as of 11:00 a.m., New York City time, on the related Interest Determination Date, subject to the Rate Cut-Off.
“CMS 2YR” is, for any Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 2 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “2Y” as of 11:00 a.m., New York City time, on the related Interest Determination Date, subject to the Rate Cut-Off.

If CMS 30YR or CMS 2YR does not appear on Reuters Screen ISDAFIX1 on any Interest Determination Date, the rate for such date shall be determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York city time on such date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Designated Maturity commencing on that date and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. If five quotations are provided, the rate will be calculated by eliminating the highest (or, in the event of equality, one of the highest) and lowest (or, in the event of equality, one of the lowest) quotations and taking the arithmetic mean of the remaining quotations. If at least three, but fewer than five, quotations are provided, the rate will be the arithmetic mean of the quotations obtained. If fewer than three quotations are provided as requested, the rate will be determined by Calculation Agent acting in good faith and in accordance with standard market practice.
“Reference Banks” means five leading swap dealers in the New York city interbank market selected by the Calculation Agent for the purposes of providing quotations as provided above.
“Designated Maturity” means 30 years or 2 years, as the case may be.
“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.
“Rate Cut-Off” means that (a) for each day in a Interest Period that is a Saturday, Sunday or a day which is not a New York Business Day, CMS 30YR and CMS 2YR will be the rates in effect on the immediately preceding New York Business Day, and (b) CMS 30YR and CMS 2YR for each calendar day falling after the fifth New York Business Day immediately preceding the applicable Interest Payment Date (the “Rate Cut-Off Date”) up to but excluding the end of the same Interest Period will be CMS 30YR and CMS 2YR in effect on the Rate Cut-Off Date.

Spread: N.A.	Maximum Interest Rate: N.A.

Spread Multiplier: N.A.	Minimum Interest Rate: 0.00%
Index Maturity: N.A.
Interest Reset Period:

☑ daily	☐ weekly	☐ monthly
☐quarterly	☐ semi-annually	☐ annually

Interest Reset Date(s): Each calendar day, subject to the Rate Cut-Off, as set forth above.
Interest Determination Date(s): Each Interest Reset Date, subject to the Rate Cut-Off, as set forth above.
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified) 5 th New York Business Day immediately preceding the applicable Interest Payment Date.
Calculation Agent:
☑ Other: Lehman Brothers Special Financing Inc.
Interest Payment Date(s): The 16th day of the following:
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year:
☑ Each of the following two calendar months in each year: May and November
☐ The following calendar month in each year:
Redemption:       ☑ Yes       ☐ No
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): Each May 16th and November 16th, commencing November 16th 2007
Minimum Redemption Notice Period: 10 New York Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100.0%
Repayment:      ☐ Yes      ☑ No
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Authorized Denomination: U.S.$1,000
Original Issue Discount (“OID”) Note:       ☐ Yes       ☑ No

Day Count Fraction:	☐ Act/360 (as provided in §3(F)(3)(a) of the Conditions) ☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions ☒ Other:
§3 (F) (3) of the Terms and Conditions shall be replaced as follows:
With respect to each Note, accrued interest is calculated by multiplying the principal amount of the Note by the interest rate applicable and the Day Count Fraction.

For this purpose, “Day Count Fraction” means, in respect of any period of time from and including the first day of such period but excluding the last day of such period (the “Calculation Period”), the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month).
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified:                     ):
☐ Following Business Day Convention, adjustment of Interest
☑ Modified Following Business Day Convention, no adjustment of Interest
Other Terms of Notes:
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified